FOR IMMEDIATE RELEASE

http://www.madison-bank.com

MADISON BANCSHARES REPORTS 16%

INCREASE IN EARNINGS

Palm Harbor, Florida – October 9, 2003 – PR Newswire – Madison BancShares, Inc., the parent company of Madison Bank, today announced net earnings for the third quarter ended September 30, 2003 of $561,000, a 16% increase over $483,000 for the third quarter of 2002. Diluted earnings per share were 26 cents for the quarter, compared with 23 cents a year ago. For the nine months ended September 30, 2003, net earnings were $1,569,000 or 73 cents per diluted share, including a one-time, after-tax gain on the sale of a branch office of $124,000, compared to $1,226,000 or 58 cents per diluted share in the prior year.

“We continue to benefit from our strategic initiative to increase our relationship deposits,” stated Robert B. McGivney, President and CEO. “Our demand deposit checking accounts increased 23% in fiscal 2003 despite the sale of our Largo branch,” he noted. Melvin S. Cutler, Chairman, added, “Our loan portfolio is up 9% for the year and stockholders’ equity is up over 10%. Also, we look forward to opening our new Mitchell Plaza office in Pasco County early next summer.”

	For the Quarter Ended September 30
	2003	2002
Net Earnings	$561,000	$483,000
Diluted Earnings Per Share	$0.26	$0.23
Total Assets	$197,429,000	$204,470,000
Stockholders’ Equity	$16,076,000	$14,027,000

	For the Nine Months Ended September 30
	2003	2002
Net Earnings	$1,569,000	$1,226,000
Diluted Earnings Per Share	$0.73	$0.58

Madison BancShares is a publicly traded Bank Holding Company headquartered in North Pinellas County, with offices in Palm Harbor, Port Richey and Tarpon Springs. Its stock is traded on the NASDAQ under the symbol “MDBS.” Current market makers in the stock include: Advest, Inc. (866-273-6661), Carl P. Sherr & Co. (800-257-4377) and Morgan Keegan (800-238-7533)

For More Information Contact:

Martin Gladysz, CFO

Telephone: (727) 287-3138